April 7, 2005

RE:   NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

Dear Limited Partner:

We have recently been made aware of an outstanding offer by entities affiliated with MacKenzie Patterson Fuller, Inc. ("MPF") to purchase limited partnership units in Northland Cable Properties Seven Limited Partnership (the "Partnership"). Under the Securities and Exchange Commission's (the "SEC's") Release No. 34-43069, the Partnership is obligated to respond to such offers by stating its position with respect to the tender offer.

The Partnership does not in any way recommend or endorse MPF's offer and expresses no opinion as to whether the Partnership's limited partners should tender their units in the offer. The Partnership is not associated with MPF, the offer or the offer documentation. The Partnership encourages its limited partners to consult their financial and tax advisors concerning this offer.

The SEC has cautioned investors about offers of this nature. Mini-tender offers, which are offers to buy less than 5 percent of a company's equity, "have been increasingly used to catch investors off guard," according to an investor alert on the SEC's website. The Partnership's limited partners should be aware that many of the SEC's tender offer rules designed to protect investors do not apply to mini-tender offers.

To read more about the risks of mini-tender offers, please review an investor alert on the SEC's website, available at www.sec.gov/investor/pubs/minitend.htm.

Limited partners should be aware that there is no established trading market for the units and, accordingly, there is no established trading price for the units. However, as disclosed in MPF's offer letter, there have been recent sales of limited partnership units at prices greater than the price offered by MPF. Additional information on recent sales of limited partnership units may be obtained through the American Partnership Board at (800) 695-2523. The Partnership is not associated with the American Partnership Board and pricing information obtained through the American Partnership Board may not reflect the fair value of the units.

For more information about the Partnership, please see the filings we make with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004. These filings can be found on the SEC's website at www.sec.gov.

Additionally, for your information we have enclosed the Partnership's 2004 Audited Financial Statements.

                            Northland Cable Properties Seven Limited Partnership

                            By: Northland Communications Corporation, Managing General Partner

                                    /S/ RICHARD I.CLARK
                                    Richard I. Clark
                                    Executive Vice President